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[LETTERHEAD OF COOPERS & LYBRAND                                    EXHIBIT 15
APPEARS HERE]



                      REPORT OF INDEPENDENT ACCOUNTANTS



To the Audit Committee of
     The Board of Directors of
     The Limited, Inc.


We have reviewed the condensed consolidated balance sheet of The Limited, Inc. and Subsidiaries at April 30, 1994, and the related condensed consolidated statements of income and cash flows for the thirteen-week periods ended April 30, 1994 and May 1, 1993. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of January 29, 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated February 14, 1994 we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of January 29, 1994, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.



                                   COOPERS & LYBRAND




Columbus, Ohio
June 3, 1994